Exhibit 99

28405 Van Dyke Avenue Warren, Michigan 48093 www.AssetAcceptance.com

Contact:
Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / aacc@lambert-edwards.com

Asset Acceptance Capital Corp. Announces
Strong Quarterly and Annual Results
Highlighted by record revenues and cash collections

Warren, Mich., Feb. 22, 2005 — Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced its results for the fourth quarter and year ended December 31, 2004, highlighted by a 29.8 percent increase in total revenues and a 26.6 percent increase in cash collections for the quarter.

Revenues for the fourth quarter of 2004 climbed to $57.5 million, compared to $44.3 million reported for the fourth quarter of 2003. Asset Acceptance reported net income of $12.6 million, or $0.34 per fully diluted share, for the fourth quarter of 2004 compared to net income of $11.1 million, or $0.39 per fully diluted share, for the fourth quarter of 2003.

Net income for the quarter was up 37.4 percent to $12.6 million compared to pro forma net income of $9.1 million for the fourth quarter of 2003. Net income for the fourth quarter of 2004 is calculated on a consistent basis with pro forma income for the same period of 2003. Pro forma income in 2003 includes income tax expense assuming all the Company’s subsidiaries had been 100 percent owned and the Company was a C corporation during the period. Fully diluted earnings per share were $0.34 for the fourth quarter of 2004 compared to pro forma fully diluted earnings per share of $0.32 for the same quarter of 2003. Cash collections for the quarter increased 26.6 percent to $68.3 million, compared to the $54.0 million reported for the same period of last year.

The Company said its results before February 4, 2004 include its operations prior to its reorganization into Asset Acceptance Capital Corp.

“The fourth quarter of 2004 was another strong quarter for the Company,” said Brad Bradley, President and CEO of Asset Acceptance Capital Corp. “Cash collections increased by 26.6 percent, and we continued to show solid growth in earnings. Additionally, we moved into our new corporate headquarters during the fourth quarter. Our accomplishments would not have been possible without the hard work and dedication of our employees.”

Brooklyn Heights, OH • Chicago, IL • Pennsville, NJ • Phoenix, AZ
Riverview, FL • San Antonio, TX • Warren, MI • White Marsh, MD • Wixom, MI

Asset Acceptance Capital Corp. Announces Strong Quarterly Results
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During the fourth quarter of 2004, Asset Acceptance invested $28.0 million in consumer debt portfolios, with a face value of $1.3 billion, for a blended rate of 2.11 percent of face value. This compares to the fourth quarter of 2003, when the Company invested $24.1 million in consumer debt portfolios, with a face value of $1.4 billion, for a blended rate of 1.68 percent of face value. The Company said all purchase data is adjusted for buybacks.

“I am pleased that we were able to invest more in portfolio purchases compared to the same period of 2003, even though the pricing environment continues to be competitive. It is a testament to our resourcefulness, discipline, and knowledge of the industry,” said Bradley. “We were able to find the right deals, at the right prices—with the expectation to achieve our benchmark of three times cost as measured over a five year period which we strive for on portfolio purchases.”

Fourth Quarter 2004 Highlights

•	Revenues in the quarter were $57.5 million compared to $44.3 million in the fourth quarter of 2003, an increase of 29.8 percent.

•	Cash collections rose to $68.3 million, an increase of 26.6 percent from $54.0 million for the same period last year.

•	Net income rose to $12.6 million for the fourth quarter of 2004, or $0.34 per diluted share, compared to net income of $11.1 million, or $0.39 per fully diluted share, for the same period of 2003. Pro forma net income for the fourth quarter of 2003 was $9.1 million yielding pro forma fully diluted earnings per share of $0.32.

•	Total operating expenses for the fourth quarter of 2004 were $37.4 million, or 54.7 percent of cash collections. This compares with operating expenses of 52.0 percent of cash collections during the same period last year.

•	Traditional call center collections for the fourth quarter were $37.1 million, or 54.4 percent of total cash collections, up 18.7 percent from the same period last year.

•	Legal collections for the fourth quarter were $22.8 million, or 33.4 percent of total cash collections, up 37.1 percent from the same period last year.

•	Other collections, including forwarding, bankruptcy and probate collections, accounted for the remaining 12.2 percent of cash collections.

•	Quarterly collector productivity on a full-time equivalent basis for the fourth quarter increased 8.5 percent to $39,368 compared to the same period last year. Collector productivity includes all collectors regardless of their length of employment.

2004 Summary

Total revenues for fiscal 2004 increased to $214.8 million, a 34.1 percent increase over the $160.2 million for 2003. Cash collections for 2004 rose 35.4 percent to $267.9 million compared to the $197.8 million reported for 2003. The Company reported net income for 2004

Asset Acceptance Capital Corp. Announces Strong Quarterly Results
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of $0.7 million due to previously announced one-time charges during the first quarter for the vesting of share appreciation rights and related payroll taxes totaling $45.7 million and a deferred income tax charge of $19.3 million that was incurred upon the initial public offering of the Company and the corporate reorganization in anticipation of that event, respectively. Adjusted net income, as described below, for 2004 was up 58.6 percent to $47.8 million compared to pro forma net income of $30.1 million for 2003. Adjusted net income for 2004 is calculated on a consistent basis with pro forma income for 2003. Adjusted fully diluted earnings per share were $1.31 for 2004 compared to pro forma fully diluted earnings per share of $1.06 for 2003.

For 2004, Asset Acceptance invested $89.2 million in consumer debt portfolios, with a face value of $4.5 billion, for a blended rate of 1.99 percent of face value. This compares to 2003, when the Company invested $87.5 million in consumer debt portfolios, with a face value of $4.1 billion, for a blended rate of 2.12 percent of face value.

Bradley concluded: “2004 was a historic year for the Company, and we are excited about our prospects for 2005. We have a broad range of portfolios under management, and we will utilize our patient and opportunistic approach to portfolio purchasing in seeking out both traditional and non-traditional asset classes.”

Mark A. Redman, Vice President of Finance and CFO of Asset Acceptance Capital Corp., added: “In 2004 we reduced our operating expenses excluding one-time charges to 51.2 percent of cash collections, compared to 53.3 percent of cash collections in 2003. As a result of the IPO proceeds and robust internal cash flow from operations, we strengthened our balance sheet by paying off our line of credit and our notes payable in 2004.”

2004 Year-End Highlights

•	Revenues for 2004 were $214.8 million compared with $160.2 million for 2003, an increase of 34.1 percent.

•	Cash collections rose to $267.9 million for 2004, an increase of 35.4 percent from $197.8 million for 2003.

•	Net income was $0.7 million for 2004, or $0.02 per fully diluted share, compared to net income of $37.7 million, or $1.33 per fully diluted share for 2003. On an adjusted basis, as further discussed below, the Company had net income of $47.8 million up 58.6 percent from $30.1 million for the comparable period in 2003. Adjusted fully diluted earnings per share were $1.31 versus $1.06 in 2003, as more fully discussed below.

•	Total operating expenses in 2004 were $182.7 million, or 68.2 percent of cash collections, including the previously disclosed one-time charges of $45.7 million due the vesting of share appreciation rights and related payroll taxes in the first quarter of 2004. Factoring out these one-time charges, operating expenses were $137.1 million, or 51.2 percent of total cash collections. This compares to operating expenses of 53.3 percent of cash collections in 2003.

Asset Acceptance Capital Corp. Announces Strong Quarterly Results
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•	Traditional call center collections for the year were $153.3 million, or 57.2 percent of total cash collections, up 27.5 percent over 2003.

•	Legal collections for 2004 were $83.0 million, or 31.0 percent of total cash collections, up 47.1 percent from last year.

•	Other collections, including forwarding, bankruptcy and probate collections, accounted for the remaining 11.8 percent of cash collections for 2004.

•	Annual collector productivity on a full-time equivalent basis for 2004 increased 12.3 percent compared to 2003.

Asset Acceptance said that it is currently collecting on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators.

Reconciliation of GAAP to Adjusted Basis

The Company provided the following reconciliation of reported GAAP net income to adjusted net income for the twelve months December 31, 2004 and 2003. Operating expenses in the twelve months ended December 31, 2004 were adjusted to exclude the one-time compensation and related payroll tax charges. Additionally, income taxes were adjusted to assume the Company had always been a C corporation and its subsidiaries were all 100 percent owned. Adjusted income taxes in this reconciliation are computed based upon an estimated effective income tax rate of approximately 37.2 percent of the adjusted net income before adjusted income taxes.

	Twelve months ended
	December 31,
(In thousands except earnings per share amounts)	2004	2003

GAAP net income	$746	$37,743
Add income tax expense	29,634	10,283

Income before income taxes	30,380	48,026
Add one-time compensation and related payroll tax charge	45,673	—

Adjusted income before adjusted income taxes	76,053	48,026
Less adjusted income taxes	28,292	17,914

Adjusted net income	$47,761	$30,112

Weighted average number of shares outstanding:
Basic	36,386	28,448
Diluted	36,394	28,448
Earnings per common share outstanding:
Basic	$0.02	$1.33
Diluted	$0.02	$1.33

Adjusted weighted average number of shares outstanding:
Basic	36,386	28,448

Asset Acceptance Capital Corp. Announces Strong Quarterly Results
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	Twelve months ended
	December 31,
(In thousands except earnings per share amounts)	2004	2003

Diluted	36,394	28,448
Adjusted earnings per common share outstanding:
Basic	$1.31	$1.06
Diluted	$1.31	$1.06

Fourth Quarter 2004 Conference Call

Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.assetacceptance.com. A replay of the call will be available on the Company’s website until February 22, 2006.

About Asset Acceptance Capital Corp.

For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.assetacceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify

Asset Acceptance Capital Corp. Announces Strong Quarterly Results
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forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

Supplemental Financial Data

(Unaudited, Dollars in Millions, except collections per collector)

	Q4 ‘04	Q3 ‘04	Q2 ‘04	Q1 ‘04	Q4 ‘03	Q3 ‘03	Q2 ‘03	Q1 ‘03
Total revenues	$57.5	$56.0	$51.5	$49.7	$44.3	$43.1	$38.0	$34.8
Cash collections	$68.3	$66.8	$67.6	$65.2	$54.0	$48.6	$51.2	$44.0
Operating expenses to cash collections (Excl. one-time charges in Q1 ’04, see Note 1)	54.7%	53.0%	48.5%	48.3%	52.0%	59.1%	50.0%	52.2%
Traditional call center collections	$37.1	$36.6	$38.5	$41.0	$31.3	$28.0	$31.8	$29.1
Legal collections	$22.8	$21.6	$21.4	$17.2	$16.6	$15.4	$14.0	$10.4
Other collections	$8.4	$8.6	$7.7	$7.0	$6.1	$5.2	$5.4	$4.5
Amortization rate	16.7%	16.4%	24.0%	23.9%	18.2%	11.5%	26.1%	21.4%
Collections on fully amortized portfolios	$10.0	$8.6	$7.4	$5.2	$3.2	$3.3	$3.2	$1.9
Investment in purchased receivables (Note 2)	$28.0	$16.0	$33.0	$12.1	$24.1	$25.8	$14.5	$23.1
Face value of purchased receivables (Note 2)	$1,326.9	$639.9	$2,003.8	$501.4	$1,431.7	$1,253.2	$551.3	$897.6
Average cost of purchased receivables (Note 2)	2.11%	2.50%	1.65%	2.42%	1.68%	2.06%	2.64%	2.57%
Number of purchased receivable portfolios	24	29	36	17	20	21	17	18
Collections per collector FTE	$39,368	$40,224	$42,013	$47,476	$36,268	$33,077	$39,541	$42,316
Average collector FTE’s	944	910	917	864	863	847	803	688

Note 1. Including the one-time compensation and related payroll tax charges of $45.7 million due to the vesting for share appreciation rights which occurred upon the initial public offering of the Company, operating expenses were 118.3% of cash collections during the first quarter of 2004.

Note 2. All purchase data is adjusted for buybacks.

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Asset Acceptance Capital Corp.
Consolidated Statements of Income

	Three months ended December 31,		Year ended December 31,
(in thousands, except per-share data)	2004	2003	2004	2003
Revenues
Purchased receivable revenues	$56,912	$44,176	$213,723	$159,628
Gain on sale of purchased receivables	468	—	468	—
Finance contract revenues	119	127	562	565

Total revenues	57,499	44,303	214,753	160,193

Expenses
Salaries and benefits	16,910	14,067	111,034	51,296
Collections expense	16,198	10,952	56,949	43,656
Occupancy	1,781	1,537	6,109	4,633
Administrative	1,692	837	5,677	3,259
Depreciation	748	682	2,881	2,572
Loss on disposal of equipment	56	1	98	4

Total operating expense	37,385	28,076	182,748	105,420

Income from operations	20,114	16,227	32,005	54,773

Net interest expense	155	1,730	1,709	7,195
Other income	(58)	(94)	(84)	(448)

Income before income taxes	20,017	14,591	30,380	48,026

Income taxes	7,450	3,452	29,634	10,283

Net income	$12,567	$11,139	$746	$37,743

Pro forma income tax expense		$5,442	$11,301	$17,914

Pro forma net income		$9,149	$19,079	$30,112

Weighted average number of shares :
Basic	37,225	28,448	36,386	28,448
Diluted	37,237	28,448	36,394	28,448
Earnings per common share outstanding:
Basic	$0.34	$0.39	$0.02	$1.33
Diluted	$0.34	$0.39	$0.02	$1.33
Pro forma earnings per common share outstanding:
Basic		$0.32	$0.52	$1.06
Diluted		$0.32	$0.52	$1.06

Asset Acceptance Capital Corp. Announces Strong Quarterly Results
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Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position

	December 31,
(in thousands)	2004	2003
Assets:
Cash	$14,205	$5,499
Purchased receivables	216,480	183,720
Finance contract receivables, net	688	642
Property and equipment, net	11,165	7,970
Goodwill	6,340	6,340
Other assets	3,628	2,939

Total assets	$252,506	$207,110

Liabilities:
Line of credit	$—	$72,950
Notes payable — related party	—	39,560
Deferred tax liability	41,247	11,906
Accounts payable and other liabilities	13,825	8,093
Capital lease obligations	254	218

Total liabilities	55,326	132,727

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued and outstanding shares – 37,225,275 at December 31, 2004 and 28,448,449 at December 31, 2003	372	284
Additional paid in capital	159,348	36,385
Retained earnings	37,460	37,714

Total equity	197,180	74,383

Total liabilities and equity	$252,506	$207,110